EXHIBIT 10.17

FORM OF TRADITIONAL PROGRAM BUSINESS POOLING AGREEMENT

This Traditional Program Business Pooling Agreement (“Pooling Agreement”) by and between Tower Insurance Company of New York (“TICNY”), an insurance company domiciled in New York, Tower National Insurance Company (“TNIC”), an insurance company domiciled in Massachusetts (collectively called “Tower”)  and CastlePoint Insurance Company (“CPIC”), an insurance company domiciled in [             ], is dated this     day of                 , 200[ ], and is made effective as of 12:01 a.m., [             ], 200[ ], (the “Effective Date”).

WHEREAS, TICNY, TNIC and CPIC are each authorized to transact, and do transact, a multiple line property and casualty insurance business; and

WHEREAS, TICNY, TNIC and CPIC desire to pool their respective Traditional Program Business (defined below) in order to make more efficient use of available surplus and achieve other operating efficiencies; and

WHEREAS, TICNY will act as the manager of such pool;

NOW, THEREFORE, for mutual considerations, the sufficiency and receipt of which is hereby acknowledged, TICNY, TNIC and CPIC agree as follows:

ARTICLE I - Definitions

The following terms, whenever used herein, shall have the following meanings:

“Existing Reinsurance” shall mean reinsurance ceded by a Participating Company that is in effect on the Effective Date, to the extent that such reinsurance relates to the Traditional Program Business of such Participating Company.

“Management Fees” shall mean the management fees payable by CPIC and TNIC to TICNY pursuant to Article XIV.

“Net Liability” shall mean the loss and loss adjustment expense liability remaining after the application of Existing Reinsurance and, with respect to TICNY, Pool Reinsurance, in each case to the extent collectible; provided, however, that “Net Liability” shall not include liability with respect to losses and loss adjustment expenses incurred prior to the Effective Date.

“Net Loss Ratio” shall mean, for any period of time, the ratio of Net Losses and loss adjustment expenses incurred during such period to Net Premium Earned for such period.

“Net Losses” shall mean, for any period of time, any and all amounts that a Participating Company is required to pay to or on behalf of insureds for insurance claims made under its Policies, after the application of any applicable reinsurance but not including loss adjustment expenses.

“Net Premium Earned” shall mean, for any period of time, the earned portion of premiums written by a Participating Company after payment for reinsurance, if any.

“Net Written Premium” shall mean direct premium written on the Policies covered by this Agreement plus additions, less refunds and return premium for cancellations and reductions

(but not dividends) and less premium paid or payable for reinsurance that inures to the benefit of the Participating Companies.

“Participating Companies” shall mean TICNY, TNIC and CPIC.

“Policies” shall mean all policies, certificates, binders, contracts and agreements of insurance covering Traditional Program Business issued or renewed on or after the Effective Date by or on behalf of TICNY, TNIC or CPIC, as the case may be, all of which shall be subject to this Pooling Agreement.

“Pool Reinsurance” shall mean property catastrophe and excess of loss reinsurance ceded by TICNY to an insurer that is not a Participating Company that inures to the benefit of the Traditional Program Business Pool.

“Pooling Percentages” shall be those percentages set forth on Schedule A attached, as amended from time to time.

“Program Business” shall mean narrowly defined classes of business that are underwritten on an individual policy basis by Program Underwriting Agents on behalf of insurance companies.

“Program Underwriting Agent” shall mean an insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.

“Traditional Program Business Pool” shall mean Traditional Program Business written by or on behalf of the Participating Companies or assumed by a Participating Company (including such business assumed by TICNY from its affiliates), that is pooled and allocated to each of the Participating Companies based upon their Pooling Percentage as set forth in this Pooling Agreement.

“Traditional Program Business” shall mean blocks of Program Business in excess of $5 million in gross written premium that Tower has historically underwritten, consisting of non-auto related personal lines and the following commercial lines of business: retail stores and wholesale trades, commercial and residential real estate, restaurants, grocery stores, office and service industries, and artisan contractors.

ARTICLE II- Cessions to Traditional Program Business Pool

CPIC and TNIC shall automatically and obligatorily cede to TICNY as reinsurance, and TICNY shall be obligated to accept as assumed reinsurance, one hundred percent (100%) of the Net Liabilities with respect to Policies issued or assumed by CPIC and TNIC, to be combined with the Net Liabilities of TICNY under Policies issued or assumed by TICNY provided, however, that the total gross written premium of CPIC after pooling shall not exceed $50 million for the first 12 month period ending March 31, 2007, subject to a growth factor of 25% per each 12 month period thereafter.

ARTICLE III - Participation in Traditional Program Business Pool

TICNY shall establish the Traditional Program Business Pool, which shall consist of the Net Liability under all Traditional Program Business written or assumed by Tower and

CPIC (including business assumed by TICNY pursuant to this Pooling Agreement).  Tower shall automatically and obligatorily cede to CPIC, and retain for Tower’s own account, the applicable Pooling Percentages of such Net Liability and CPIC shall automatically and obligatorily accept such cessions. Notwithstanding the foregoing, if Tower (i) writes business of the type that it has historically not written or (ii) writes more than 25% of its gross written premiums outside the state of New York in any 12 month period ending on the anniversary date of this Pooling Agreement, then such non-historical business and the excess of business not in New York over 25% may, at CPIC’s discretion, be excluded from the pool. In addition, the pool shall exclude any property excess of loss liabilities over $10 million resulting from any one occurrence. TICNY and TNIC shall determine how the Tower Pooling Percentage will be allocated between each of them.  Such Pooling Percentages shall be applied to all Traditional Program Business written by the Participating Companies.  Any change in the Pooling Percentages shall be made only by a written amendment to this Pooling Agreement signed by the parties hereto or as otherwise set forth in Article XVI of this Pooling Agreement.  The Participating Companies acknowledge that, following the acceptance or retention of a percentage of the Traditional Program Business Pool by a Participating Company, such pooled business shall be subject to such reinsurance as may be entered into by such Participating Company on or after the Effective Date that is for the benefit of such Participating Company as to its participation in the Traditional Program Business Pool and does not inure to the benefit of the Traditional Program Business Pool.

ARTICLE IV - Reinsurance

TICNY, as pool manager, shall negotiate, obtain and maintain such Pool Reinsurance as it deems appropriate with respect to the liabilities of the Traditional Program Business Pool,

which reinsurance shall inure to the benefit of the Participating Companies according to their respective Pooling Percentages. TICNY shall purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the Participating Companies. The property catastrophe excess of loss reinsurance purchased by TICNY may provide for up to approximately 10% of the combined surplus of Tower and CPIC to be retained by the pool prior to reinsurance by third party reinsurers (“Pooled Retention”). Any of the Participating Companies also shall have the right, in its discretion, to require TICNY to increase the Pooled Retention by an additional amount of up to 10% of the surplus of CastlePoint Reinsurance Company (“CPRe”) provided that TICNY purchases reinsurance for such additional Pooled Retention from CPRe.

ARTICLE V - Losses and Loss Adjustment Expenses

A.            All loss settlements made by TICNY with regards to the Traditional Program Business, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon TNIC and CPIC.

B.            Each Participating Company shall be liable for its proportionate share of loss adjustment expenses incurred under or in connection with the Policies and shall be credited with its proportionate share of any recoveries of such expense.

C.            If a Participating Company pays or is held liable to pay any punitive, exemplary, compensatory, or consequential damages (hereinafter called “Extra Contractual Obligations”) because of alleged or actual negligence on its part in handling a claim under a Policy, one hundred percent (100%) of such Extra Contractual Obligations (to the extent permitted by law)

shall be added to the Net Liability, if any, of such Participating Company under the Policy involved, and the sum thereof shall be subject to this Pooling Agreement.

D.            If a Participating Company pays or is held liable to pay in connection with any loss amounts in excess of the limit of its original Policy, such loss in excess of that limit having been incurred because of its failure to settle within the Policy limit or by reason of alleged or actual negligence in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against the original insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action (hereinafter called an “Excess of Policy Limits Loss”), one hundred percent (100%) of such Excess of Policy Limits Loss (to the extent permitted by law) shall be added to the Net Liability, if any, of such Participating Company under the Policy involved, and the sum thereof shall be subject to this Pooling Agreement.

ARTICLE VI - Salvage and Subrogation

Each of the Participating Companies shall be credited with its proportionate share of salvage and subrogation on account of losses under the Policies.

ARTICLE VII - Original Conditions Apply

All reinsurance under this Pooling Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective Policies.  Each of the Participating Companies shall be credited with the proportion equal to its Pooling Percentage of the original premiums received under the Policies issued on or after the Effective Date, but after deduction of premiums, if any, ceded under Existing Reinsurance and Pool Reinsurance.

ARTICLE VIII - Ceding Commission

Each of the Participating Companies shall be charged with a ceding commission in an amount equal to such Participating Company’s Pooling Percentage of actual commissions paid to agents or brokers, premium taxes, guarantee fund assessments, fees and assessments for boards, bureaus and associations, fees and assessments for industry and residual markets, and other similar expenses incurred by the Participating Companies on all premiums ceded hereunder but after deduction of ceding commissions or expense reimbursement amounts recovered under Existing Reinsurance and Pool Reinsurance.

ARTICLE IX - Remittances and Reports

A.            As soon as practicable consistent with its standard financial reporting practices, but no later than thirty (30) days after the end of each calendar month, TICNY shall submit a pooling report to TNIC and CPIC setting forth the following information as regards the Traditional Program Business Pool:

1.             Net Written Premium received during the month;

2.             Net Premium Earned received during the month

3.             Ceding commission thereon;

4.             Losses and loss adjustment expenses paid during the month;

5.             Salvage and subrogation recoveries received;

6.             Recoverables under inuring reinsurance; and

7.             Management Fees due.

B.            The balance shown to be due a Participating Company shall be remitted within fifteen (15) days after the issuance of the reports by TICNY on a collected basis; provided that

TICNY may retain, as manager, a reserve out of amounts otherwise due TNIC and CPIC for the payment of amounts reasonably estimated by TICNY to be payable during the next sixty (60) days by the Traditional Program Business Pool and allocable to TNIC and CPIC hereunder.  Such balance shall be remitted in cash or in readily marketable securities (valued at fair market value) in an amount equal to such balance.  Should discrepancies arise in the process of the verification of any report, such differences, once resolved, should be remitted promptly.

C.            As soon as practicable consistent with its financial reporting practices, but no later than thirty (30) days after the end of each calendar quarter, TICNY shall report to TNIC and CPIC ceded unearned premium reserves and ceded outstanding loss and loss adjustment expense reserves as regards the Traditional Program Business as of the end of such quarter.

ARTICLE X - Offset

Each of the Participating Companies shall have and may exercise at any time, and from time to time, the right to offset any balance or balances whether on account of premiums, losses or amounts otherwise due from one Participating Company to the other under the terms of this Pooling Agreement, subject to the provision of applicable law.

ARTICLE XI - Errors and Omissions

Inadvertent delays, errors or omissions made in connection with this Pooling Agreement or any transaction hereunder shall not relieve any Participating Company from any liability that would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovery.

ARTICLE XII - Access to Records

The files and records of each Participating Company with respect to this Pooling Agreement and the Traditional Program Business subject hereto shall be open to examination by any officer or director of each of the other Participating Companies or their duly authorized representatives during normal business hours.

ARTICLE XIII - Term

A.          This Pooling Agreement will become effective on the Effective Date.  Either Tower or CPIC may terminate their respective participation in the Traditional Program Business Pool as of the date thirty six (36) months after the Effective Date and thereafter as of the close of a calendar quarter by giving at least six (6) months prior written notice to the other party by certified or registered mail.

B.          CPIC shall have the right to terminate its participation in the Traditional Program Business Pool at any time on or after twenty four (24) months after the Effective Date and thereafter by giving sixty (60) days prior written notice by certified or registered mail to Tower if the sum of the cumulative Net Loss Ratio for the Traditional Program Business Pool plus the Management Fee Percentage (as defined in Article XIV) equals or exceeds 99 % for the period from the Effective Date to the end of the calendar quarter immediately preceding the date of such notice. If the Participating Companies cannot agree as to the calculation of the Net Loss Ratio or Management Fee Percentage, within 30 days of receiving the appropriate report, the calculation shall be arbitrated. The actuarial firm of Towers Perrin shall furnish an arbiter for Tower, and CPIC will choose another actuarial firm to furnish its arbiter. Those two arbiters will select a third independent actuarial firm to furnish the third arbiter.

C.          This Pooling Agreement may be terminated with respect to new or renewal business (a) at any time on or after thirty-six (36) months from the Effective Date, by mutual consent in writing by each of the Participating Companies or (b) as of the close of a calendar quarter, upon not less than six (6) months or sixty (60) days prior written notice, as the case may be, by a Participating Company to the other Participating Companies of such Participating Company’s exercise of its right to terminate its participation in the Traditional Program Business Pool, as set forth in Paragraph A or B, above, as the case may be.

D.          If this Pooling Agreement is terminated pursuant to this Article XIII, all rights and obligations of the Participating Companies with respect to Traditional Program Business ceded pursuant to this Pooling Agreement prior to such termination shall continue to be governed by the terms of this Pooling Agreement.

ARTICLE XIV - Pool Management

TICNY agrees to act as the manager of the Traditional Program Business Pool and to provide management services which shall include, but not be limited to, the following:

1.             Marketing, underwriting and issuance of Policies;

2.             Determining premium rates and other underwriting terms and conditions with respect to the issuance of Policies;

3.             Establishing commissions and fees to be paid to producers and/or brokers in connection with the underwriting of Policies;

4.             Establishing commissions and fees to be paid to service providers by or for the account of the Traditional Program Business Pool;

5.             Collecting premiums and other amounts due under Policies;

6.             Adjusting settling, defending and paying claims under Policies;

7              Perform all administrative and policyholder services in connection with the issuance of Policies;

8.             Purchasing, managing and administering Existing Reinsurance and Pool Reinsurance;

9.             Underwriting audit and control, product development and state filings;

10.          Loss prevention/premium audit;

11.          Information technology;

12.          Accounting and cash management;

13.          Human resources and other administrative functions; and

14.          Appointing small third party insurers or their affiliates as Program Underwriting Agents using Policies of any Participating Company on the condition that such small insurers participate as a reinsurer on the Traditional Program Business they underwrite.

Expenses incurred in connection with the foregoing services excluding loss adjustment expense included in the Net Loss Ratio (the “Management Expenses”) shall be shared between the Participating Companies based upon their respective Pooling Percentages.

CPIC and TNIC shall pay to TICNY management fees for the foregoing services (“Management Fees”) during each calendar year of this Pooling Agreement (or part thereof) equal to (i) (A) the management fee percentage for such year (as set forth below) (the “Management Fee Percentage”)  times (B) their respective Pooling Percentage of the gross written premium of the Traditional Program Business for such year, net of return premiums and net of ceded reinsurance premiums for Pool Reinsurance, less (ii) their Pooling Percentage of (A) ceding commissions set forth in Article VIII and (B) the shared Management Expenses as set forth above and less (iii) loss adjustment expenses included in the Net Loss Ratio. The Management Fee Percentage for the Traditional Program Business shall be 30% (which shall be applied during each year as to premium written during such year) and be adjusted based on Net Loss Ratio of the pooled business.

The Management Fee Percentage shall, on each six month anniversary of the Effective Date, increase nine-tenths of a percentage point for every percentage point by which the Net Loss Ratio is below 63% up to a maximum Management Fee Percentage of 36%, as follows:

Net Loss Ratio	Management Fee Percentage

63% or higher	30.0
62	30.9
61	31.8
60	32.7
59	33.6
58	34.5
57	35.4
56.33 or lower	36.0

Such Management Fee Percentage shall remain provisional until all losses for a given year have been settled (or deemed settled as set forth below).  Within sixty (60) days following the end of each year, TICNY shall calculate the Net Loss Ratio for each year that remains open and shall forward copies of such calculations to TNIC and CPIC.  The Participating Companies will settle amounts due within ten (10) days thereafter.  The Net Loss Ratio for each year shall be deemed to be finalized six (6) years following the close of such year or at any time before six (6) years by mutual agreement of the Participating Companies. However, in recognition that regulatory authorities may not approve an intercompany transaction containing these management fees, the participating companies shall use their best good faith effort to structure the transaction for the Participating Companies in order that the sum of the Net Loss Ratio plus Management Fees equals 93% for the Traditional Program Business.

ARTICLE XV - Amendments

This Pooling Agreement may be amended only if in writing and signed by each Participating Company.

ARTICLE XVI - Adjustments to Participation

TICNY may, in its sole discretion, change the Pooling Percentages effective as of the date that is six (6) months following the Effective Date and, from time to time, as of any six (6) month anniversary of the Effective Date thereafter, upon not less ninety (90) days prior written notice to CPIC; provided, however, that the Pooling Percentage of CPIC shall at all times during the term of this Pooling Agreement be a minimum of 25% and a maximum of 45%, and provided further, however, that the total gross written premium of CPIC assumed under this Pooling Agreement shall not exceed $50 million for the twelve (12) month period ending March 31, 2007, subject to a growth factor of 25% per each 12 month period thereafter. Each such change shall apply to Policies issued or renewed after the effective date of such change.  Exhibit A shall be revised to reflect all such changes and the effective date of each such change. If the maximum gross written premium after pooling is attained in any twelve month period ending March 31 as set forth herein, then the Pooling Percentage, which shall apply to all premiums and losses on a pro-rated basis for such period, of CPIC shall be decreased for that 12 month period, even if such Pooling Percentage is below 25%.

ARTICLE XVII - Investments

The investments of the Participating Companies and any income, gains or losses derived therefrom and expenses related thereto, are not part of, nor are they subject to the terms of, this Pooling Agreement.

ARTICLE XVIII - Insolvency

A.          In the event of the insolvency or the appointment of a liquidator, receiver or other statutory successor of a Participating Company, any amount due such Participating Company as a ceding party shall be payable by the accepting party on the basis of the liability of the ceding party under the Policies reinsured without diminution because of the insolvency of the ceding party.  Payments by the accepting party shall be made directly to the ceding party or to the liquidator, receiver or statutory successor, except (a) where any Policy specifically provides another payee of such reinsurance in the event of the insolvency of the ceding party, or (b) where the accepting party, with the consent of the direct insured or insureds, has assumed such Policy obligations of the ceding party as direct obligations of the accepting party to payees under such Policies and in substitution for the obligations of the ceding party to such payees.

B.          The liquidator or receiver or statutory successor of the ceding party shall give written notice to the accepting party of the pendency of any claim against the insolvent ceding party on the Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding.  During the pendency of such claim, the accepting party may investigate the claim and interpose in the proceeding where the claim is to be adjudicated, at its own expense, any defense or defenses which it may deem available to the ceding party or its liquidator or receiver or statutory successor.  The expenses thus incurred by the accepting party shall be chargeable, subject to court approval, against the insolvent ceding party solely as a result of the defense undertaken by the accepting party.

ARTICLE XIX - Arbitration

A.          As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Pooling Agreement (except as set forth in Article XIII), it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration.  One Arbiter shall be chosen by each Participating Company that is a party to such dispute and an Umpire shall be chosen by the Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s of London.  In the event that a Participating Company should fail to choose an Arbiter within thirty (30) days following a written request by another Participating Company to do so, the requesting Participating Company’s Arbiter shall choose a second arbiter before entering upon arbitration.  If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the United States District Court having jurisdiction over the geographical area in which the arbitration is to take place, or if that court declines to act, the state court having general jurisdiction in such area.

B.          Participating Companies party to the dispute shall present their case to the Arbiters within thirty (30) days following the date of appointment of the Umpire.  The Arbiters shall consider this Pooling Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law.  The decision of the Arbiters shall be final and binding on all Participating Companies; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon all parties.  Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.          Each Participating Company that is a party to the dispute shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration.  In the event that the two Arbiters are chosen by the requesting Participating Company, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the Participating Companies that are parties to the arbitration.

ARTICLE XX - Miscellaneous Provisions

A.          Headings used herein are not a part of this Pooling Agreement and shall not affect the terms hereof.

B.          All notices, requests, demands and other communications under this Pooling Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered.

C.          This Pooling Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

Neither this Pooling Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto.

D.          This Pooling Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

E.          This Pooling Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

F.           This Pooling Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Pooling Agreement or the subject matter hereof except as specifically set forth or contemplated herein.           If any provision of this Pooling Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Pooling Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

G.          No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

H.          Except as expressly provided for in the insolvency provisions above, nothing in this Pooling Agreement will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Pooling Agreement.

I.           Wherever the words “include,” “includes” or “including” are used in this Pooling Agreement, they shall be deemed to be followed by the words “without limitation.”

J.           This Article XX shall survive the termination of this Pooling Agreement.

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IN WITNESS WHEREOF, the Participating Companies have caused this Pooling Agreement to be executed as of the day and year first above written.

TOWER INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

TOWER NATIONAL INSURANCE COMPANY

By:
Name:
Title:

CASTLEPOINT INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT A

POOLING PERCENTAGES

The percentages of participation of Net Liability of the Pooling Agreement to which this Exhibit A is attached shall be as indicated below:

Company	Percentage

Tower	75%

CastlePoint Insurance Company	25%